Exhibit 10.2

[SEMTECH LOGO]

STOCK OPTION AWARD AGREEMENT

(INDUCEMENT OPTION – TIME VESTED)

THIS AGREEMENT, entered into April 3, 2006 between Semtech Corporation, a Delaware Corporation (the "Company"), and Mohan R. Maheswaran (the "Optionee").

R E C I T A L S

The Compensation Committee of the Board of Directors (“Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the option described in this Agreement to the Optionee as an essential inducement to accept the Company’s offer of employment and a material component of his compensation.

NOW, THEREFORE, it is agreed as follows:

1.             Grant of Option. The Company hereby grants to the Optionee as of the date hereof the option (“Option”) to purchase all or any part of an aggregate of 250,000 shares of the Company’s common stock (“Stock”), subject to adjustment in accordance with paragraph 21 below.

2               Type of Option. The Option is not intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended (“Code”). The Option is intended to qualify as an inducement option within the meaning of NASDAQ Rule 4350 (i)(1)(A)(iv).

3.             Option Price. The price to be paid for Stock upon exercise of the Option or any part thereof shall be $17.89 per share, which equals or exceeds the fair market value of the Stock as of the date of grant.

4.             Right to Exercise. Subject to the conditions set forth in this Agreement, the right to exercise the Option shall accrue as follows, with no portion of the right to exercise accruing on any other date (e.g. no pro-ration) except as specifically set forth in this Agreement:

Date	Number of Shares
April 3, 2007	62,500
April 3, 2008	62,500
April 3, 2009	62,500
April 3, 2010	62,500

5.             Securities Law Requirements. No part of the Option shall be exercised if counsel to the Company determines that any applicable registration requirement under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable requirement of Federal or State law has not been met.

6.             Term of Option. The Option shall terminate in any event on the earliest of (a) April 3, 2012 at 11:59 PM, (b) the expiration of the period described in paragraph 7 below, (c) the expiration of the period described in paragraph 8 below, (d) the expiration of the period described in paragraph 9 below, or (e) the expiration of the period described in paragraph 10 below.

7.	Exercise Following Termination of Service.

(a) Except as provided in subsection (b) of this paragraph or in paragraph 10 below, if the Optionee's service with the Company terminates for any reason, or no reason, whether voluntarily or involuntarily, with or without cause, other than death, disability or retirement, any portion of the Option granted hereunder held by such person which is not then exercisable shall terminate and any portion of the Option which is then exercisable may be exercised within ninety (90) consecutive days after the date of such cessation.

(b) If, prior to a Change in Control (as defined in paragraph 22 below) or more than twelve months after a Change in Control, the Company terminates the Optionee’s employment other than for Cause (as defined in paragraph 22 below), death or disability, or the Optionee resigns for Good Reason (as defined in paragraph 22 below) within 30 days following the occurrence of any of the events constituting a Good Reason event, to the extent not already vested, a portion of the Option related to an additional 25% of the shares of Stock originally subject to the Option shall automatically become fully vested and exercisable as of the date of termination of employment without any further action on the part of the Board of Directors of the Company (“Board”), the stockholders or the Committee; provided, that the Optionee executes a release agreement, substantially in the form attached hereto as Exhibit A (and revised, as determined to be appropriate by the Company, to reflect changes in the law to ensure the enforceability of such agreement) (“Release”), and the Optionee complies with the covenant set forth in subsection (c) below. The portion of the Option vested under this provision may be exercised within ninety (90) consecutive days after the date of termination of Optionee’s employment.

(c) The Optionee agrees that eligibility for the accelerated vesting set forth in subsection (b) is contingent on his agreement and compliance with the requirement that for a period of one year the Optionee does not accept employment nor an engagement as a consultant with a competitor (including Intersil Corporation, International Rectifier Corporation, Maxim Integrated Products, Analog Devices, Inc., Linear Technology Corporation, National Semi-Conductor Company, Micrel, Inc., Texas Instruments, Inc., any other company in the peer group of competitors used in connection with the performance based-options issued to the Optionee by the Company, and any other company that designs or sells integrated circuits for the end market applications in which the Company’s products are used), where such position is comparable to the position the Optionee held with the Company and where the Optionee cannot reasonably satisfy the Company that the new employer is prepared to (or such employer does not take adequate steps to) preclude and to prevent disclosure of the Company’s confidential information. The Optionee acknowledges and agrees that the provisions of this subsection (c) are reasonable and necessary to protect the confidential and proprietary information of the Company and that the restrictions contained herein do not restrain the Optionee from engaging in an entire business or profession but only from engaging in a narrow and specific subset of activities. The Optionee also acknowledges and agrees that absent the promises and representations made by the Optionee in this subsection (c), the Company would not agree to provide the Optionee the benefits described in subsection (b). If, on the date of termination, the Company has knowledge that the Optionee has breached or intends to breach his obligations under this subsection (c), the Optionee shall not be entitled to the accelerated vesting described in subsection (b), unless such knowledge is incorrect. Notwithstanding any vesting pursuant to subsection (b), the Company reserves all available remedies, whether in law or in equity, with respect to any breach by the Optionee of his obligations under this subsection (c).

8.             Exercise Following Death or Disability. If the Optionee's service with the Company terminates by reason of the Optionee's death or disability (as defined below), the Option (to the extent it has not previously been exercised and is then exercisable) may be exercised within one year after the date of the Optionee's death or termination by reason of disability. In the case of death, the exercise may be made by his or her representative or by the person entitled thereto under the Optionee's will or the laws of descent and distribution, provided however, that such representative or such person consents in writing to abide by and be subject to the terms of this Agreement and such writing is delivered to the Chief Financial Officer of the Company. For purposes hereof, “disability” shall mean a medically determinable physical or mental impairment which has made an individual incapable of engaging in any substantial gainful activity. A condition shall be considered a disability only if (i) it can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and (ii) the Committee, based on medical evidence, has expressly determined that a disability exists.

9.             Exercise Following Retirement. If the Optionee's service with the Company terminates by reason of retirement (as defined below) the Option (to the extent it has not previously been exercised and is then exercisable) may be exercised within ninety (90) days after the date of the Optionee's retirement. For purposes hereof, “retirement” shall mean the voluntary cessation of employment by an individual upon the attainment of age sixty-five (65) and the completion of not less than twenty (20) years of service with the Company or a subsidiary.

10.           Exercise Following Change of Control. Notwithstanding any other provision to the contrary contained herein, subject to the provisions of paragraph 21 below, if within 12 months following a Change in Control, the Company terminates the Optionee’s employment other than for Cause, death, or disability, or the Optionee resigns for Good Reason within 30 days following occurrence of any of the events constituting a Good Reason event, the Option shall automatically become fully vested and exercisable as of the date of termination of employment, whether or not then exercisable, without any further action on the part of the Board, the stockholders or the Committee; provided, that the Optionee executes a Release. In such event, the Option may be exercised within ninety (90) consecutive days after the date of termination of Optionee’s employment.

11.           Nontransferability. The Option shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative and shall be nontransferable, except that the Optionee may transfer all or any part of the Option by will or by the laws of descent and distribution. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Option or any right thereunder, shall be null and void.

12.           Effect of Exercise. Upon exercise of all or any part of the Option, the number of shares of Stock subject to the Option shall be reduced by the number of shares with respect to which such exercise is made.

13.           Exercise of Option. The Option may be exercised by delivering to the Company (a) a written notice of exercise in substantially the form prescribed from time to time by the Committee and (b) full payment of the option price for each share of Stock purchased under the Option. Such notice shall specify the number of shares of Stock with respect to which the Option is exercised and shall be signed by the person exercising the Option. If the Option is exercised by a person other than the Optionee, such notice shall be accompanied by proof, satisfactory to the Company, of such person's right to exercise the Option. The Option price shall be payable, provided that in each case such method is permissible under all applicable laws and regulations (including, but not limited to, those promulgated by the Securities and Exchange Commission), (a) in U.S. dollars in cash (by check), (b) by delivery of shares of stock registered in the name of the Optionee having a fair market value at the time of exercise equal to the amount of the purchase price, (c) any combination of the payment of cash and the delivery of stock, (d) a broker-assisted cashless exercise, or (e) as otherwise approved by the Committee in its sole and absolute discretion.

14.           Withholding Taxes. If the Optionee is an employee or former employee of the Company when all or part of the Option is exercised, the Company may require the Optionee to deliver payment of any withholding taxes (in addition to the option price) in cash with respect to the difference between the Option price and the fair market value of the Stock acquired upon exercise.

15.           Issuance of Shares. Subject to the foregoing conditions, the Company, as soon as reasonably practicable after receipt of a proper notice of exercise and without transfer or issue tax or other incidental expense to the person exercising the Option, shall deliver to such person at the principal office of the Company, or such other location as may be acceptable to the Company and such person, one or more certificates for the shares of Stock with respect to which the Option is exercised. Such shares shall be fully paid and nonassessable and shall be issued in the name of such person. However, at the request of the Optionee, such shares may be issued in the names of the Optionee and his or her spouse as (a) joint tenants with right of survivorship, (b) community property, or (c) tenants in common without right of survivorship.

16.           Rights as a Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any rights as a stockholder of the Company with respect to the Stock subject to the Option until a certificate for such shares has been issued to him or her upon exercise of the Option.

17.           Notices. Any notice to the Company contemplated by this Agreement shall be addressed to it in care of its Chief Financial Officer; and any notice to the Optionee shall be addressed to him or her at the address on file with the Company on the date hereof or at such other address as he or she may hereafter designate in writing.

18.           Not a Contract of Employment. By executing this Agreement, Optionee acknowledges and agrees that

(a)

a person whose employment is terminated before full vesting of an award, such as the one granted by this Agreement, could attempt to argue that he or she was terminated to preclude vesting of the award;

(b)	Optionee promises never to make such a claim;
(c)

nothing in this Agreement gives Optionee the right to remain in the employ of the Company or any subsidiary or to affect the absolute and unqualified right of the Company and any of its subsidiaries to terminate Optionee’s employment at any time for any reason or no reason and with or without cause or prior notice;

(d)

except to the extent explicitly provided otherwise in a then effective written employment contract executed by Optionee and the Company, Optionee is an at will employee whose employment may be terminated without liability at any time for any reason; and

(e)	the Company would not have granted this award to Optionee but for these acknowledgements and agreements.

19.           Interpretation. The interpretation, construction, performance and enforcement of this Agreement shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.

20.           Choice of Law – Binding Arbitration. This Agreement shall be governed by and construed in accordance with the internal substantive laws (not the law of choice of laws) of the State of California. Any dispute or disagreement regarding the Optionee’s rights under this Agreement shall be settled solely by binding arbitration in accordance with the terms of the Executive’s Employee Acknowledgement and Agreement.

21.	Adjustments for Corporate Transactions. The Committee may determine that:
(a)	In the event that the outstanding shares of Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination or subdivision, appropriate adjustment shall be made in the number of shares of this award. Such adjustment shall be made without change in the total price applicable to the unexercised portion of this award, and a corresponding adjustment in the applicable option price per share shall be made. No such adjustment shall be made which would, within the meaning of any applicable provisions of the Code, constitute a modification, extension or renewal of this award or a grant of additional benefits to the Optionee.

(b)

In case (A) the Company is merged or consolidated with another corporation or other entity and the Company is not the surviving corporation, (B) all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation or other entity or (C) of a reorganization or liquidation of the Company, the Committee or the governing body of any entity assuming the obligations of the Company, shall, as to any outstanding portion of this award, either (x) make appropriate provision for its protection by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Stock of the Company, provided that no additional benefits shall be conferred upon the Optionee as a result of such substitution, and the excess of the aggregate fair market value of the shares subject to the outstanding portion of the award immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to the outstanding portion of the award immediately before such substitution over the purchase price thereof, or (y) upon written notice to the Optionee, provide that the unexercised portion of this award must be exercised within a specified number of days of the date of such notice or it will be terminated. In any such case, the Committee may, in its discretion, accelerate (or in the case of clause (y), shall accelerate) the exercise dates of the outstanding portion of this award; provided, however, that Section 10 shall govern acceleration of the award with respect to the events described therein.

22.	Definitions.
(a)

“Cause” means (1) an act of personal dishonesty taken by the Optionee in connection with the Optionee’s responsibilities as an employee which is intended to result in a substantial personal benefit to the Optionee, the Optionee’s family or the Optionee’s affiliates (defined as any entity in which the Optionee or the Optionee’s family member has a substantial beneficial interest), (2) the Optionee’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (other than traffic related offenses not involving serious bodily injury), (3) an act by the Optionee which constitutes willful misconduct or gross negligence and is materially injurious, or reasonably expected to result in material injury, to the Company, (4) the Optionee’s willful failure to follow the lawful directives of the Board that are consistent with the Optionee’s position and duties, or (5) the Optionee’s material breach of the Code of Conduct, which, for any breach that can be cured going forward, is not cured by the Optionee within 15 calendar days after Optionee’s receipt of written notice from the Company specifying the nature of the Optionee’s purported material breach.

(b)

“Change in Control” shall mean the occurrence of any of the following events with respect to the Company: (A) any consolidation or merger involving the Company if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities or interests of the corporation (or its parent corporation) or other entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of Stock immediately before such merger or consolidation; (B) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or (C) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) who is not, on October 3, 2001, a “controlling person” (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) (a “Controlling Person”) of the Company shall become (x) the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of over 50% of the Company’s outstanding Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company.

(c)

“Good Reason” means, without Optionee’s express, written consent (A) a significant reduction of Optionee’s duties, title, position or responsibilities relative to Optionee’s duties, title, position or responsibilities in effect immediately prior to such reduction; (B) a reduction by the Company of Optionee’s base salary or target bonus as in effect immediately prior to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company by the same percentage amount; (C) Optionee’s relocation to a facility or a location more than thirty-five (35) miles from the Company’s current headquarters location; or (D) the Company fails to nominate Optionee to stand for election as a Director at the Company’s next annual meeting of shareholders to be held on June 15, 2006 or for subsequent re-election for so long as Optionee is the Company’s Chief Executive Officer and an incumbent Director, unless such nomination is prohibited by law or by any listing standard applicable to the Company.

23.           Entire Agreement. This Agreement and the offer letter dated March 12, 2006 from the Company to the Executive constitute the entire understanding between the parties to this Agreement with regard to the subject matter of this Agreement. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SEMTECH CORPORATION,
a Delaware corporation

/s/ Mohan R. Maheswaran	By /s/ David G. Franz, Jr.
Optionee	David G. Franz, Jr.
Mohan R. Maheswaran	Vice President and Chief Financial Officer

____________________________

Optionee's Spouse*

Optionee's State of residence: _______________________________

*Include signature and name of Optionee's spouse if Optionee is married.

[SEMTECH LOGO]

EXHIBIT A

FORM OF RELEASE

Date

Mohan Maheswaran

Address

Re: Termination of Employment - Agreement and Release

Dear Mohan:

This letter agreement (“Agreement”) presents the terms, conditions, understandings, and agreements reached between me, Mohan Maheswaran, and Semtech regarding resolution, settlement and release of any disputes or claims I may have arising from my employment by Semtech, including any matters related to the termination of my employment.

I acknowledge that I have the opportunity, should I desire, to consult with an attorney of my choice prior to executing this Agreement.

In consideration of the respective promises, releases, and commitments stated in this Agreement, Semtech and I (collectively referred to as “the Parties”) agree as follows:

1.          Release from Responsibilities/Termination. I am relieved of my responsibilities to and with Semtech effective _________________ (“Notice Date” or “last date of active employment). Under this Agreement, I will remain an employee of Semtech until _________ (___ weeks) at which time my employment with Semtech will terminate (“Termination Date”).

2.	Benefits

(a)         In General. Semtech promises that I will receive the amount and benefits set forth in this Section that are conditioned on my execution of this Agreement, 75% of which are being paid to induce me to release any claims I may have under the Age Discrimination in Employment Act (“ADEA”). I may revoke the release of ADEA Causes of Action in Section 3(a) of this Agreement within 7 days after I sign it, in which case I will not receive the amounts or benefits that are being paid to me for my release of ADEA Causes of Action, and my release of ADEA Causes of Action will not go into effect. I acknowledge that my release of ADEA Causes of Action under that

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section constitutes an entirely separate agreement from the balance of this Agreement. Because my release of ADEA Causes of Action is separate, if I revoke my release of ADEA Causes of Action, I understand that I will not be revoking my release of any Claims (as defined in Section 2(c)) or any other part of this Agreement, which will remain in effect.

(b)         Pre-Termination Compensation. I will continue to receive any present salary on my regular paydays, through the Termination Date. Immediately following the Termination Date, I will receive cash in lieu of any unused vacation days I may then have.

(c)         Consideration. In exchange for this Agreement, I will receive the following payments and benefits as provided in [Section 15(a) or (b)] of that certain Offer Letter, dated as of _________, 2006 (“Offer Letter”: [specifically describe the payments and benefits herein including treatment of equity awards]. These payments and benefits will be paid to me if I re-execute this Agreement during the 15-day period beginning on the day after the Termination Date. I agree that my re-execution of this Agreement shall update this Agreement to reflect any Claims (as defined in Section 3) that I may have accrued since I first executed this Agreement. If I do not satisfy this re-execution requirement, the amount I will be paid shall be reduced to $1000.

(d)         Compensation and Benefit Plans. I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of Semtech or any affiliate following my termination of employment. Thereafter, I will have no rights under any of those plans, except as follows:

(i)       Group Insurance. I will have any legally-mandated rights, if any, to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which I participate. In addition, I shall be entitled to the group insurance benefits prescribed in [Section 15(a)(ii) or (b)(iii)] of the Offer Letter, which reads: [insert language]

(ii)      Qualified and Non-Qualified Plan Retirement Benefits. I will retain any vested benefits under all qualified and non-qualified retirement plans of Semtech, and all rights associated with such benefits, as determined under the official terms of those plans.

(iii)     Equity Awards. My restricted stock and stock options shall vest in accordance with their written terms and, in the case of stock options, be exercisable in accordance with their written terms.

(iv)     Indemnity and D&O Insurance. I will continue to be covered by (a) the terms and conditions of the Indemnity Agreement entered into between Semtech and me on [DATE] (the “Indemnity Agreement”) and (b) the terms of

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Semtech’s D&O insurance policy for claims against me that arise out of matters or events that occurred prior to the Termination Date.

Payment made under this Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

3.	Complete Release.

(a)         Release of ADEA Causes of Action. I irrevocably and unconditionally release all claims that I may now have against the Released Parties listed in Section 3(e) under the ADEA, which prohibits age discrimination in employment (ADEA Causes of Action).

(b)         Release of Claims Other Than ADEA Causes of Action. I irrevocably and unconditionally release all claims described in Section 3(c) that I may now have against the Released Parties listed in Section 3(e).

(c)         Claims Released. The claims I am releasing under Section 3(b) include all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any Released Party listed in Section 3(e). I understand that the term “Claims” does not include any ADEA Causes of Action. I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

(i)       Anti-discrimination statutes (other than the ADEA), such as Executive Order 11,141, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination, such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics.

(ii)      Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

(iii)     Other laws, such as any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating

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employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters, any applicable California Industrial Welfare Commission order.

(iv)     Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 2 or 3(a) of this Agreement): (i) Claims that in any way relate to or arose during my employment with Semtech, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing.

(d)         Unknown Claims and ADEA Causes of Action: I understand that I am releasing Claims and ADEA Causes of Action that I may not know about. That is my knowing and voluntary intent even though I recognize that someday I might regret having signed this Agreement. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims, such as California Civil Code Section 1542. I understand the significance of doing so. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(e)         Released Parties: The Released Parties are Semtech, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

(f)          Claims Not Released: It is my intention to release all Claims and ADEA Causes of Action that I may have. Notwithstanding the previous sentence,

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Semtech and I agree that this Agreement does not release my rights to enforce this Agreement, such as Semtech’s obligation to make the payments and provide the benefits described in Section 2. Moreover, I understand that this Agreement does not release claims that cannot be released as a matter of law. For example, this Agreement does not release the following types of claims to the extent that they cannot be released as a matter of law: claims under the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the California Workers’ Compensation Act, the California Family Rights Act, and Division 3, Article 2 of the California Labor Code. In determining whether this Agreement provided me with adequate consideration, I assumed that I was releasing all such Claims and ADEA Causes of Action, including those that cannot be released as a matter of law. Based on that assumption, I determined that I was receiving sufficient consideration to induce me to release such Claims and ADEA Causes of Action. Accordingly, I promise never to assert that this Agreement was not knowing and voluntary because I did not know which Claims or ADEA Causes of Action I could not lawfully release. In order to effectuate my intent to release all Claims and ADEA Causes of Action, I agree that if I am ever awarded any amount with respect to a Claim or ADEA Cause of Action against a Released Party that is not extinguished by this Agreement, everything paid to me under Section 2 shall be applied to satisfy any such Claim or ADEA Cause of Action.

4.	Promises.

(a)         Employment Termination: I agree that my employment with Semtech and its affiliates will end on the Termination Date. Between now and the Termination Date, I agree that no changes to my job duties shall constitute Good Reason under my Offer Letter. No one has represented to me that Semtech or its affiliates will ever seek to rehire me and, except to the extent that their duly authorized officers personally ask me to do so, I will not seek employment with them. Semtech and I acknowledge that I have [voluntarily resigned for Good Reason/been terminated without Cause, as such terms are defined in the Offer Letter].

(b)         Pursuit of Claims: Except as specifically identified above my signature at the end of this Agreement, I have not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Agreement purports to waive, and I promise never to do so in the future, whether as a named plaintiff, class member, or otherwise. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice. However, the two preceding sentences shall not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive. If I am ever awarded or recover any amount as to a Claim I have purported to waive in this Agreement, I agree that the amount of the award or recovery shall be reduced by the amounts I was paid under this Agreement, increased appropriately for the time value of money, using an interest rate of 8 percent per annum. To the extent such a setoff is not effected, I promise to pay, or assign to Semtech my right to receive,

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the amount that should have been set off. I promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. This subsection shall not prohibit me from challenging the validity of the ADEA Causes of Action released in Section 3(a) of this Agreement.

(c)	Return of Property and Company Debts.

(i)       I agree to provide Semtech, or assist Semtech in retrieving, all information, records, or other materials belonging or relating to Semtech or my services with Semtech, in whatever recorded or retrievable form, which are or have been in my possession or control in connection with my employment by Semtech. I agree to return all keys to Semtech files, desks, etc., in my possession, and disclosure to Semtech of all computer or other electronic storage system passwords, access codes, or other electronic "keys." I agree that I will not remove from Semtech nor retain any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Semtech of which I gained knowledge or to which I gained access during my employment.

(ii)      Additionally, I agree that I will not remove from Semtech nor retain under my control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or any other item, asset, or property owned, licensed, or utilized by Semtech. I acknowledge that I may be personally liable to the applicable owner for any misuse or misappropriation by me of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property or other rights in the item. I acknowledge that I have returned to Semtech any and all such items which may have been previously used by me in any off site or remote office or work location. The first sentence of this paragraph in no way prohibits me from securing, in my own name and for my own account, any such commercially available program, tool, aid, or item directly from the owner for my own use.

(iii)     By my last day of work, I will have cleared all expense accounts, repaid everything I owe to Semtech or any Released Party, paid all amounts I owe on Semtech-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

(d)         Ownership of Claims and ADEA Causes of Action. I have not assigned or transferred any Claim or ADEA Cause of Action I am purporting to release, nor have I attempted to do so.

(e)         Nonadmission of Liability: I agree not to assert that this Agreement is an admission of wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

(f)          No Disparagement or Harm: I agree not to denigrate or otherwise disparage Semtech, any other Released Party, or any of Semtech’s products, processes, experiments, policies, practices, standards of business conduct, or areas or

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techniques of research, and Semtech agrees that none of its officers or members of its Board of Directors shall denigrate or otherwise disparage me. However, nothing in this subsection (f) shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. I agree not to incur any expenses, obligations, or liabilities on behalf of Semtech.

(g)         Existing Obligations Continue: I agree to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, nonsolicitation, noncompetition, or similar matters to which I am now subject.

(h)         Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Agreement.

(i)          Other Representations: In addition to my other representations in this Agreement, I have made the following representations to Semtech, on which I acknowledge it also has relied in entering into this Agreement with me:

(i)       There Have Been No Wrongful Acts: I have not suffered any discrimination on account of my age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future or a violation of my rights under the California Family Rights Act, or the Family Medical Leave Act. I already have been paid all wages, commissions, compensation, benefits, and other amounts that any Released Party has ever owed I, except for unpaid amounts or benefits expressly payable under the terms of this Agreement or not released hereunder.

(ii)      My Factual Allegations Were Truthful: To the best of my knowledge, all of the factual allegations I made that induced Semtech to enter into this Agreement are true in all material respects.

(iii)     ADEA Release Requirements Have Been Satisfied: I understand that this Agreement had to meet certain requirements to validly release any ADEA Causes of Action I might have had, and I represent that all such requirements were satisfied. (These requirements are that (1) my entering into this agreement had to be knowing and voluntary (i.e., free from fraud, duress, coercion, or mistake of fact); (2) this agreement had to be in writing and be understandable; (3) it had to explicitly waive current ADEA Causes of Action; (4) it could not have waived future ADEA Causes of Action; (5) it must have been paid for with something to which I was not already entitled; (6) Semtech had to advise me in writing to consult an attorney; (7) Semtech normally had to give me at least 21 days in which to consider my ADEA release; and (8) Semtech normally had to give me at least 7 days within which to revoke my ADEA release after signing it.) I further understand that if I had executed

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this Agreement in connection with an employment termination program, I would have been entitled to more time to consider this Agreement and to information about other persons selected or eligible for the program under which I was terminated; I represent that all factual or legal questions I had about whether I was terminated pursuant to an employment termination program were answered satisfactorily and that I was not terminated pursuant to such a program.

(j)          False Claims Representations and Promises: I have disclosed to Semtech any information I have concerning any conduct involving Semtech or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation Semtech or any affiliate undertakes into matters occurring during my employment with Semtech or any affiliate. I understand that nothing in this Agreement prevents my from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against Semtech or any affiliate.

(k)         Cooperation Required: I agree that, as requested by Semtech, I will fully cooperate with Semtech or any affiliate in effecting a smooth transition of my responsibilities to others. I also agree to make myself available upon reasonable advance notice to meet with Semtech or its representative to provide any facts or other information I may have regarding any matter related to my duties while employed by Semtech.

(l)          Non-Solicitation. I agree that, for a period of twenty four months following my Notice Date, I shall not, in any capacity, induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Semtech, to perform work or services in any capacity for any other person or entity other than Semtech; or otherwise solicit, offer to employ or retain, or aid another in similar actions, any then current employee of Semtech; provided, however, that I shall be permitted to solicit my personal assistant to continue to work for me or my successor employer.

(m)       This Release to be Kept Confidential: Except with respect to knowledge that is available from perusing Semtech’s publicly available filings, I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, or the terms, amount, or existence of that settlement or this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent prohibited by law, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify Semtech of a disclosure obligation or request within 1 day

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after I learn of it and permit Semtech to take all steps it deems to be appropriate to prevent or limit the required disclosure).

5.	Consequences of Violating Promises

(a)         General Consequences: In addition to any other remedies or relief that may be available, Semtech and I agree to pay the other party’s attorneys’ fees (including in-house counsel costs) and damages the Released Parties or I, respectively, may incur as a result of breaching a promise made in this Agreement (such as by suing a Released Party over a released Claim or disparaging me) or if any representation made in this Agreement was false when made. We agree that the minimum damages for each breach will be a liquidated sum equal to half of the attorneys’ fees each Released Party or me, as applicable, incurs as a result of the breach, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach. I further agree that Semtech would be irreparably harmed by any actual or threatened violation of Section 4 that involves Release-related disclosures or disclosure or use of confidential information or trade secrets or solicitation of employees, customers, or suppliers, and that Semtech will be entitled to an injunction prohibiting me from committing any such violation.

(b)         Challenges to Validity: Should I attempt to challenge the enforceability of the release of Claims in Section 3(b), I agree first (1) to deliver a certified check to Semtech for all amounts I have received on account of my release of Claims because I signed this Agreement, plus 8 percent interest per annum, (2) to direct in writing that all future benefits or payments I am to receive because I signed this Agreement be suspended, and (3) to invite Semtech to cancel this Agreement. If Semtech accepts my offer, this Agreement will be canceled. If it rejects my offer, Semtech will notify me and deposit the amount I repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Agreement. If the release of Claims in Section 3(b) is determined to be enforceable, Semtech is to pay me the amount in the account, less any amounts I owe Semtech. If the release of Claims in Section 3(b) is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Agreement in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

6.          Consideration of Release. I acknowledge that, before signing this Agreement, I was given at least 21 days in which to consider this Agreement. I waive any right I might have to additional time within which to consider this Agreement. I further acknowledge that: (1) I took advantage of the time I was given to consider this Agreement before signing it; (2) I carefully read this Agreement; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Agreement that I would not otherwise be entitled to receive; and (6) Semtech, in writing, encouraged I to discuss this Agreement with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate.

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7.          Authority. Semtech represents and warrants that the undersigned has the authority to act on behalf of Semtech and to bind Semtech and all who may claim through it to the terms and conditions of this Agreement. I represent and warrant that I have the capacity to act on my own behalf and on behalf of all who might claim through I to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

8.          No Representations. Each Party acknowledges that in deciding to sign this Agreement, it has not relied upon any representations or statements that are not specifically set forth in this Agreement.

9.          Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.        Entire Agreement. This agreement represents the entire agreement and understanding between Semtech and me concerning my employment with and separation from Semtech, and supersedes and replaces any and all prior agreements and understandings concerning my relationship with Semtech and my compensation by Semtech, other than my Employee Confidentiality Agreement and Proprietary Rights Agreement, my Invention Assignment and Secrecy Agreement, my Policy Regarding Confidential Information and Insider Trading for All Employees, and my Employee Acknowledgement and Agreement.

11.        No Oral Modification. This agreement may only be amended in writing, signed by me and an authorized representative of Semtech.

12.        Governing Law/Enforcement. This agreement shall be governed by the laws of the State of California. The Parties agree to resolve any claims they may have with each other (except for claims for temporary restraining orders or preliminary injunctions to aid in arbitration only) through final and binding arbitration in accordance with my Employee Acknowledgement and Agreement, which is incorporated by reference herein.

13.        Counterparts. This agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISION BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND ADEA CAUSES OF ACTION. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 6 AND YOU SHOULD CONSULT YOUR ATTORNEY.

The only lawsuits, charges, complaints, or claims I have filed to date relating to my employment (including docket number and name) are: ______________________________________________________________
______________________________________________________________________________________. I agree to cause the withdrawal or dismissal with prejudice of all of these matters, to the extent still pending within 5 days after this Agreement becomes irrevocable, and until such withdrawal or dismissal is accepted or ordered, no amounts otherwise due I under this Agreement shall become payable.

Executed at _________, this _____ day of _____, 20___

________________________________________________

Employee

Executed at _________, this _____ day of _____, 20___

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Company

Re-executed after my __________________, 20__ Termination Date on this ____day of ___________________, 20__.

__________________________________________________

Employee

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STATEMENT OF COUNSEL

I represented Mohan Maheswaran (Employee) in negotiating the general release (Release) dated [date] with Semtech Corporation (Company). I fully advised the Employee of the scope, meaning, and legal effect of each provision contained in the Release. The Employee acknowledged to me that the Employee carefully read and fully understood all of the provisions of the Release, including the provision by which the Employee released all of the Employee’s claims, both known and unknown, against Semtech and all other related parties (Released Parties).

I agree to be bound by any provisions in the Release relating to confidentiality, nondisclosure, or the Employee’s or my attorney’s fees and costs, to the same extent as if I, not the Employee, had executed that agreement. Except to the extent otherwise explicitly provided for in the Release, I agree that neither Semtech nor any of the Released Parties is obligated to pay or will be paying any of those fees and costs, and I promise never to seek to hold any of them liable for those fees and costs.

[Attorney’s Name]

Date:

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